Exhibit 10.52

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
    This First Amendment to Employment Agreement (“First Amendment”) is entered into by and between Las Vegas Sands Corp., a Nevada corporation (“LVSC”), and Las Vegas Sands, LLC, a wholly owned subsidiary of LVSC (together with LVSC, the “Company”) and Randy A. Hyzak (“you”) effective as of January 1, 2024 (“Effective Date”). Capitalized terms that are used in this First Amendment but that are not defined herein shall have the meanings assigned to those terms in the employment agreement by and between the Company and you effective as of January 26, 2021 (the “Agreement”). In consideration of the mutual promises, covenants, conditions, and provisions contained herein, the parties agree as follows:

1.Extension of Term. The term of employment set forth in Section 4 (Employment Term) of the Agreement is hereby extended through and including December 31, 2029.

2.Annual Performance Bonus. Section 6(b) of the Agreement (Annual Performance Bonus) is replaced in its entirety by the following:

You will be eligible for an annual bonus (“Bonus”) under the Las Vegas Sands Corp. Executive Cash Incentive Plan in which the Company’s senior executives participate for each calendar year of the Term (with a target Bonus of 150% of Base Salary commencing in calendar year 2024), subject to the achievement of performance criteria approved by the CEO and established by the Compensation Committee of the Board of Directors of LVSC (the “Compensation Committee”).  The Bonus shall be payable at 85% of target if the applicable performance criteria are determined to be achieved at the threshold payout level and shall not exceed 115% of target if the applicable performance criteria are determined to be achieved at the maximum payout level. The actual amount of the Bonus for each such calendar year shall be determined by the Compensation Committee after consultation with the CEO.  The Bonus for any year shall be payable at the same time as annual bonuses are paid to other senior executives of the Company, but no later than March 15 of the year immediately following the year to which the Bonus relates, subject to your continued employment through the payment date (except for the Bonus for the 2029 calendar year, which shall be subject to your continued employment through the end of the Term).

3.Equity Awards. Section 7(a) of the Agreement is replaced in its entirety by the following:

In each calendar year during the Term while you are employed by the Company, commencing with respect to performance in calendar year 2024, subject to the achievement of performance criteria established by the Compensation Committee for you in respect of the prior calendar year, the Compensation Committee will grant you restricted stock units (“RSUs”) in respect of a number of shares (the “Shares”) of LVSC common stock (“Common Stock”) in a target amount equal to 175% of your base salary based upon the fair market value per Share on the date of grant (the “Annual RSU Award”). The Annual RSU Award shall be granted at 85% of target if the applicable performance criteria are determined to be achieved at the threshold level and shall not exceed 115% of target if the applicable performance criteria are determined to be achieved at the maximum level. The actual amount of the Annual RSU Award for each such calendar year shall be determined by the Compensation Committee in its sole discretion. The RSUs shall be granted pursuant to the terms of the LVSC Amended and Restated 2004 Equity Award Plan (the “2004 Plan”) or a successor plan, and shall vest as to thirty-three percent (33%) on the first and second anniversaries of such grant and thirty-four percent (34%) on the third anniversary of such grant subject to your continued employment with the Company as of the applicable vesting date or otherwise as described in this Agreement. The Annual RSU Award for each year during the Term shall be granted following the first meeting of the Compensation Committee during the year to which such Annual RSU Award relates (at the time when equity incentive awards are granted to other employees of the Company, but in no event later than March 15 of such year). Except as otherwise provided herein, the RSUs shall be subject to the terms and conditions of the 2004 Plan (or a successor plan) and the Company’s form of Restricted Stock Units Award Agreement for its senior executives. If elected by you, the Company shall withhold Shares sufficient to cover the minimum statutory withholding taxes due in connection with the vesting of the RSUs.

4.Termination by the Company without Cause; Termination by You for Good Reason. Section 11(b) of the Agreement is replaced in its entirety by the following:

In the event that the Company terminates your employment without Cause (and other than due to death or Disability), or you terminate your employment for Good Reason, commencing in calendar year 2024 you shall be entitled to receive (i) the Accrued Benefits; (ii) an amount equal to the sum of your Base Salary plus your target Bonus, paid over twelve (12) months following the termination of your employment in accordance with the Company’s normal payroll practices; (iii) any unpaid Bonus for the calendar year preceding the date of termination of your employment, regardless of the general requirement to remain employed through the payment date; and (iv) immediate vesting of all equity awards previously granted to you pursuant to this Agreement or otherwise. The restrictions set forth in Section 16 (but not in Section 17) shall continue to apply following such termination of employment.

5.Non-disparagement. Section 16 of the Agreement amended to include the following as new Section 16(c):

c. During all periods of employment and in perpetuity thereafter, you agree that you shall neither cause to be made or offered, nor make or offer any slanderous, denigrating, disparaging or malicious comments, remarks, statements or opinions regarding Sheldon G. Adelson, the estate of Sheldon G. Adelson, the Company, its subsidiaries or affiliates, or any of their respective predecessors or successors, or any individuals or entities that to your knowledge are current or former directors, officers, employees, shareholders, partners, members, agents or representatives of any of the foregoing, in their capacities as such, with respect to any of their respective past or present activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light; provided, that nothing herein shall or shall be deemed to prevent or impair you from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company or testifying truthfully in any legal or administrative proceeding if such testimony is compelled or requested or otherwise complying with any subpoenas or other judicial or governmental requests for information. You further understand that nothing herein shall prevent you from exercising your rights under Nevada Assembly Bill No. 248 (2019) or Nevada Assembly Bill No. 60 (2021).

6.Non-Competition. Section 17(a) of the Amended Agreement is replaced in its entirety by the following:

During your employment with the Company and for a period of one (1) year from the date of termination of your employment for any reason (the “Restriction Period”), you shall not serve as a senior manager, business leader or strategic advisor to any hotel or casino in (i) Nevada, (ii) the Macau Special Administrative Region of The People’s Republic of China, (iii) Texas, (iv) Florida (v) New York, (vi) Japan, (vii) Korea, (viii) Vietnam, (ix) Singapore or (x) any other location in which the Company or any of its affiliates is doing business or has made substantial plans to commence doing business, in each case at the time of your termination.

7.Dispute Resolution. Section 19(g) of the Agreement amended to include the following as new Section 19(g)(vii):

vii. Notwithstanding anything to the contrary herein, (A) you may, but are not required to, arbitrate claims for sexual harassment or assault to the extent applicable law renders a pre-dispute arbitration agreement covering such claims invalid or unenforceable and (B) this Section 19(g) shall not (x) cover any claim or charge which, by law, cannot be the subject of a compulsory arbitration agreement or (y) preclude you from filing charges with the federal Equal Employment Opportunity Commission or similar state or local agencies.

8.Clawback Policies. Any compensation provided to you which is subject to recovery under any law, government regulation, stock exchange listing requirement or Company policy, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement or Company policy (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement), including, without limitation, the LVSC Forfeiture of Improperly Received Compensation Policy, effective January 23, 2018, as may be amended from time to time, and the LVSC Clawback Policy, effective December 1, 2023 (together, the “Clawback Policies”). You knowingly, voluntarily and irrevocably consent to and agree to be bound by and subject to the terms and conditions of the Clawback Policies, including that (i) you will return any erroneously awarded compensation that is required to be repaid in accordance with the Clawback Policies, (ii) the compensation that you receive, have received or may become entitled to receive from the Company is subject to the Clawback Policies, and the Clawback Policies may affect such compensation, and (iii) you have no right to indemnification, insurance payments or other reimbursement by or from the Company for any compensation that is subject to recoupment and/or forfeiture under the Clawback Policies.

9.Original Amended Agreement. Except as expressly modified by this First Amendment, the terms and conditions of the Agreement are, and shall continue to remain, in full force and effect. In the event of a conflict between the terms of this First Amendment and the Agreement, the terms of this First Amendment shall control.

The parties have read, understood, and duly executed this First Amendment by their signatures below.

Randy A. Hyzak		Las Vegas Sands Corp.

/S/ RANDY HYZAK		/S/ ROBERT G. GOLDSTEIN
Robert G. Goldstein Chief Executive Officer
Date:	January 25, 2024	Date:	January 25, 2024